LINCOLN NATIONAL TO SELL SPONSORED LIFE BUSINESS


FORT WAYNE, Ind., Aug. 7, 1998 -- Lincoln National Corporation (NYSE:LNC) today announced it had reached an agreement to sell a block of sponsored life business to Protective Life Corporation (NYSE: PL), Birmingham, Ala. The purchase price was not disclosed.

This block of sponsored life being acquired by Protective is part of Lincoln National's purchase of Aetna's domestic life insurance business. In addition to sponsored life, the Aetna transaction involved Aetna's traditional life, universal life, participating life and corporate-owned life insurance (COLI). Lincoln National's purchase of the Aetna business is expected to close in the fall of 1998. Lincoln National also hopes to complete the sale of its sponsored business to Protective by the end of 1998.

"The sale of this block of business allows Lincoln National to focus its capital on business lines with more significant strategic leverage," said Jon A. Boscia, LNC president and chief executive officer. He said that Lincoln Life had exited its own sponsored business two years ago. "We are pleased that such a quality company is purchasing this business and we believe this transaction should be beneficial to both parties," Boscia said. Sponsored life insurance is sold to employees on a voluntary, payroll deduction basis.

Lincoln National Corporation holds a prominent position among financial services companies in the United States, with more than $132 billion in assets under management and $6 billion in annual revenues. Through its businesses, LNC provides annuities, life insurance, 401(k) plans, life-health reinsurance, institutional investment management, mutual funds and financial planning.

For further information, contact:
Bob Jones
219-455-3208
mediarelations@lnc.com